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                                                                    Exhibit 99.1

CONTACT:
GTC Biotherapeutics, Inc.                   Burns McClellan, Inc.
Thomas E. Newberry                          Jonathan M. Nugent (investors)
Vice President, Corporate Communications    Kathy Jones, Ph.D. (media)
(508) 270-2374                              (212) 213-0006



           GENZYME TRANSGENICS CORPORATION BECOMES GTC BIOTHERAPEUTICS

FRAMINGHAM, MA - June 3, 2002 -- Genzyme Transgenics Corporation has changed its name to GTC Biotherapeutics, Inc. and its Nasdaq ticker symbol to GTCB effective today. GTC's primary web address has also been changed to www.gtc-bio.com. The name change was recently approved by shareholders.

"The change of our name to GTC Biotherapeutics brings clarity to our identity and independence while highlighting the familiar initials by which we are already known," stated Geoffrey F. Cox, GTC's Chairman, President and CEO.

GTC Biotherapeutics (Nasdaq: GTCB) continues its mission of developing therapeutic proteins in the milk of transgenic animals. With more than a dozen programs and one in clinical trials, GTC is moving from demonstrating transgenic technology to developing both large volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional bioreactor systems. GTC's lead program, recombinant human antithrombin III (rhATIII), is in a pharmacokinetic clinical study for patients with a hereditary deficiency of this blood protein. ATIII has anticoagulant and anti-inflammatory properties. Many of the other programs are developing monoclonal antibodies and immunoglobulin fusion proteins for conditions such as rheumatoid arthritis, HIV/AIDS and cancer. Additional information is available on the GTC web site, http://www.gtc-bio.com.